Exhibit 99

MBNA TO ACQUIRE SOUTHTRUST CREDIT CARD PORTFOLIO

Wilmington, Del. And Birmingham, Ala. (June 22, 2004)—MBNA Corporation (NYSE: KRB) and SouthTrust Corporation (NASDAQ: SOTR) today announced that they have signed a multi-year agreement under which MBNA will acquire SouthTrust’s $323 million credit card portfolio, for an undisclosed sum. The transaction is expected to close by the end of this month, subject to regulatory approval.

As part of the agreement, MBNA will own all of SouthTrust’s credit card receivables and will manage the card program under the SouthTrust brand. MBNA will be responsible for all credit, Customer Service, Customer Assistance and operational decisions. The acquisition includes a long-term agreement under which MBNA will market credit cards to SouthTrust’s customers through SouthTrust’s more than 700 branch operations throughout the southeastern United States, and by other means. The SouthTrust credit card portfolio includes more than 245,000 consumer accounts and more than 35,000 business accounts.

Wachovia Corporation (NYSE: WB) and SouthTrust Corporation announced yesterday that they have signed a definitive merger agreement. It is anticipated that this merger will become effective in the fourth quarter of this year. MBNA has issued Wachovia’s credit cards since 2000, and MBNA will issue the credit cards of the combined SouthTrust-Wachovia entity when the two banks complete their merger.

Commenting on the acquisition of the SouthTrust portfolio, John R. Cochran, Chief Operating Officer of MBNA Corporation, said, “The characteristics of cardholders in the SouthTrust portfolio are consistent with the superior quality of MBNA’s existing cardholders. We look forward to providing MBNA’s world-class products and services to SouthTrust’s cardholders and to maintaining and enhancing those products and services as SouthTrust and Wachovia complete their merger.”

“In our view, MBNA is the premier credit card issuer. Our new relationship with MBNA will ensure that we provide our customers with nothing less than the best products and services,” said Tom Coley, vice chairman, SouthTrust Corporation.

About MBNA Corporation

MBNA Corporation (NYSE: KRB), the largest independent credit card lender in the world and the recognized leader in affinity marketing, is an international financial services company providing lending, deposit, and credit insurance products and services to more than 50 million Customers. MBNA credit cards and related products and services are endorsed by more than 5,000 organizations and financial institutions worldwide. MBNA employs more than 29,000 people, each of whom is committed to satisfying the Customer. For more information, visit the company’s web site at www.mbna.com.

SouthTrust Corporation

SouthTrust Corporation (NASDAQ: SOTR) is a $52.7 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 712 banking and loan offices and 894 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. The company’s web site is www.southtrust.com.

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